Exhibit 21.1

SUBSIDIARIES OF AQUENTIUM, INC.

Aquentium de Mexico

Mexican SA de CV

Canby Group, Inc.

Colorado corporation

Charis Energy Development, Inc.

Colorado corporation

Environmental Waste Management, Inc.

Colorado corporation

H.E.R.E. International, Inc.

Colorado corporation

USA Public Auction, Inc.

Colorado corporation